Exhibit 99.1

LOS ANGELES
SINGAPORE
SELANGOR
PENANG
BANGKOK
SUZHOU
SHANGHAI

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 826-5051
	(818) 787-7000	info@BerkmanAssociates.com
Trio-Tech Reports Fiscal 2007 Third Quarter Net Income
of $0.33 Per Share Versus Net Income From Continuing Operations
of $0.05 Per Share As Revenue More Than Doubled to $13.6 Million
Fiscal 2007 Nine Month Net Income is $0.82 Per Share
Versus a Net Loss From Continuing Operations of $0.03 Per Share
     Van Nuys, CA, — May 9, 2007 — Trio-Tech International (AMEX:TRT) announced today that net income from continuing operations for the third quarter of fiscal 2007 increased to $0.33 per diluted share compared to net income from continuing operations of $0.05 per diluted share for the third quarter of fiscal 2006, reflecting strong growth in the Company’s product sales and testing services, driven primarily by increased demand in China and Southeast Asia.
     “Trio-Tech is continuing to benefit from recent investments we have made to expand our presence in key markets in China and Southeast Asia. Our newest facility in Suzhou, China, which began testing operations in this year’s second quarter, contributed to the improvement in third quarter results. Conditions in both our product sales and testing service segments remain favorable, and we are optimistic that we are building a strong foundation to support Trio-Tech’s long-term growth,” said Chief Executive Officer S.W. Yong.
Third Quarter Results
     For the three months ended March 31, 2007 revenue increased 110.4% to $13,613,000 compared to $6,469,000 for the three months ended March 31, 2006. Revenue from product sales for this year’s third quarter more than doubled to $7,265,000 from $3,018,000 for the same fiscal quarter last year, primarily due to higher sales of the Company’s semiconductor burn-in systems to customers in China and Southeast Asia. Testing segment revenue increased 83.9% to $6,348,000 for the third quarter of fiscal 2007 compared to $3,451,000 a year ago, reflecting continued strong demand for Trio-Tech’s testing services in East Asia.
     Gross margin for the third quarter of fiscal 2007 declined slightly to 26.5% compared to 27.4% for the third quarter of fiscal 2006, due to higher sales of relatively lower margin manufactured products in the third quarter of fiscal 2007 compared to the same period last year.
     Total operating expenses for the third quarter of fiscal 2007 increased to $2,270,000, but declined, as a percent of gross revenue, to 16.6%, compared to $1,556,000, or 24.0% of gross revenue, for the third quarter of fiscal 2006. The decline in operating expenses as a percent of gross revenue is due to the strong revenue growth during the third quarter. The increased operating expenses for the third quarter of fiscal 2007 reflects higher payroll and related expenses in Singapore and Suzhou and an increase in selling expenses.
(more)
14731 Califa Street, Van Nuys, CA 91411, USA • TEL: (818) 787-7000 • FAX (818) 787-9130

Trio-Tech Reports Fiscal 2007 Third Quarter Net Income of $0.33 Per Share
May 9, 2007
Page Two

     Net income from continuing operations for the third quarter of fiscal 2007 increased to $1,081,000, or $0.33 per diluted share. This compares to net income from continuing operations for the third quarter of fiscal 2006 of $174,000, or $0.05 per diluted share.
     As of March 31, 2007, cash and cash equivalents were $10,983,000, working capital was $15,650,000, and shareholders’ equity was $20,808,000. As of June 30, 2006, cash and cash equivalents were $10,390,000, working capital was $13,268,000, and shareholders’ equity was $17,392,000.
Fiscal 2007 Nine Month Results
     For the nine months ended March 31, 2007, revenue increased 91.6% to $37,556,000 compared to $19,599,000 for the first nine months of fiscal 2006. Revenue from product sales increased to $22,037,000 compared to $8,888,000 for the same period of the prior year; testing service revenue was $15,519,000 compared to $10,711,000.
     Net income from continuing operations for the first nine months of fiscal 2007 was $2,636,000, or $0.82 per diluted share. This compares to a net loss from continuing operations for the first nine months of fiscal 2006 of $107,000, or $0.03 per share. Net income from discontinued operations for the first nine months fiscal 2006 was $8,459,000, or $2.74 per diluted share. There was no income from discontinued operations in the current year. In fiscal 2006, the income related to discontinued operations was a result of closing the Ireland operation and selling the property.
     The overall gross margin for the nine months ended March 31, 2007 declined to 25.2%, compared to gross margin of 27.9% for the same period last year, reflecting strong revenue gains from the sales of lower margin products.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)
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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED, IN THOUSANDS, EXCEPT (LOSS) EARNINGS PER SHARE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenue
Products	$7,265	$3,018	$22,037	$8,888
Services	6,348	3,451	15,519	10,711

	13,613	6,469	37,556	19,599

Cost of Sales
Cost of products sold	6,002	2,299	18,431	7,214
Cost of services rendered	3,997	2,398	9,655	6,923

	9,999	4,697	28,086	14,137

Gross Margin	3,614	1,772	9,470	5,462
Operating Expenses
General and administrative	1,904	1,261	4,948	4,542
Selling	346	253	882	768
Research and development	18	20	52	53
Impairment loss	2	—	174	15
Loss on disposal of property, plant & equipment	—	22	—	22

Total operating expenses	2,270	1,556	6,056	5,400

Income from Operations	1,344	216	3,414	62
Other Income (Expenses)
Interest expense	(53)	(37)	(119)	(111)
Other income	45	84	155	196

Total Other income (Expenses)	(8)	47	36	85

Income from Continuing Operations before Income Taxes	1,336	263	3,450	147
Income Tax Provision	239	106	717	290

Income (Loss) from Continuing Operations before Minority Interest	1,097	157	2,733	(143)
Minority Interest	(16)	17	(97)	36

Income (Loss) from Continuing Operations	1,081	174	2,636	(107)
Income from Discontinued Operations	—	—	—	8,459

Net Income Attributed to Common Shares	$1,081	$174	$2,636	$8,352

BASIC EARNINGS PER SHARE
Basic earnings (loss) per share from Continuing operations	$0.34	$0.05	$0.82	$(0.03)
Basic earnings per share from Discontinued operations	0.00	0.00	0.00	2.74

Basic earnings per share	$0.34	$0.05	$0.82	$2.71

DILUTED EARNINGS PER SHARE
Diluted earnings (loss) per share from Continuing operations	$0.33	$0.05	$0.82	$(0.03)
Diluted earnings per share from Discontinued operation	0.00	0.00	0.00	2.74

Diluted earnings per share	$0.33	$0.05	$0.82	$2.71

Weighted Average Shares Outstanding — Basic	3,224	3,211	3,223	3,080
Weighted Average Shares Outstanding — Diluted	3,234	3,225	3,233	3,080
COMPREHENSIVE INCOME:
Net income	$1,081	$174	$2,636	$8,352
Foreign currency translation adjustment	449	363	957	(384)

COMPREHENSIVE INCOME	$1,530	$537	$3,593	$7,968

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT NUMBER OF SHARES)

	March 31,	June 30,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$3,480	$2,551
Short-term deposits	7,503	7,839
Trade accounts receivable, net	10,472	8,518
Other receivables	237	306
Inventories, net	1,986	2,447
Prepaid expenses and other current assets	166	170

Total current assets	23,844	21,831
PROPERTY, PLANT AND EQUIPMENT, Net	7,900	7,073
OTHER INTANGIBLE ASSETS, Net	238	311
OTHER ASSETS	271	169

TOTAL ASSETS	$32,253	$29,384

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$432	$116
Accounts payable	1,629	3,809
Accrued expenses	4,496	3,045
Income taxes payable	597	311
Current portion of notes payable	660	856
Current portion of capital leases	127	107
Current portion of deferred tax liabilities	253	319

Total current liabilities	8,194	8,563
NOTES PAYABLE, net of current portion	224	644
CAPITAL LEASES, net of current portion	186	230
DEFERRED TAX LIABILITIES	450	359

TOTAL LIABILITIES	9,054	9,796
MINORITY INTEREST	2,391	2,196

SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000 shares authorized;
3,225,992 shares issued and outstanding as of March 31, 2007, and 3,219,407 shares issued and outstanding as of June 30, 2006, respectively	10,361	10,338
Paid -in capital	459	337
Accumulated retained earnings	9,463	7,150
Accumulated other comprehensive gain (loss) translation adjustments	525	(433)

Total shareholders’ equity	20,808	17,392

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,253	$29,384